PRE-PAID LEGAL SERVICES, INC.
                              321 East Main Street
                                  P. 0. Box 145
                               Ada, Oklahoma 74820


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE HOLDERS OF SHARES OF COMMON STOCK:

          The Annual Meeting of Shareholders of PRE-PAID LEGAL SERVICES, INC. (the "Company") will be held in the Seminar Center at Pontotoc Area VoTech School at 601 West 33rd Street in Ada, Oklahoma, on Friday, May 23, 1997, at 1:00 p.m., local time, for the following purposes:

         1.   To elect two members to the Company's Board of Directors.

         2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

          The Annual Meeting may be recessed from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to shareholders unless required by the bylaws.

          Shareholders of record of Common Stock at the close of business on April 18, 1997 are entitled to notice of, and to vote on all matters at, the Annual Meeting. A list of all shareholders will be available for inspection at the Annual Meeting and, during normal business hours the ten days prior thereto, at the offices of the Company, 321 East Main Street, Ada, Oklahoma.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             /s/ KATHRYN WALDEN
                                             ----------------------------------
                                             Kathryn Walden, Secretary

Ada, Oklahoma
April 28, 1997


Please Sign The Enclosed Form Of Proxy And Return It Promptly In The Envelope Enclosed For That Purpose. You May Nevertheless Vote In Person If You Do Attend The Meeting.



                                 PROXY STATEMENT
                          PRE-PAID LEGAL SERVICES, INC.
                              321 East Main Street
                                  P. 0. Box 145
                               Ada, Oklahoma 74820


                       1997 ANNUAL MEETING OF SHAREHOLDERS

         The following information is furnished in connection with the 1997 Annual Meeting of Shareholders of PRE-PAID LEGAL SERVICES, INC. (the "Company") to be held in the Seminar Center at Pontotoc Area VoTech School at 601 West 33rd Street in Ada, Oklahoma, on Friday, May 23, 1997, at 1:00 p.m., local time. This Proxy Statement and accompanying materials will be mailed on or about April 28, 1997 to holders of record of Common Stock as of the record date.

         The record date for determining shareholders entitled to notice of the Annual Meeting and to vote has been established as the close of business on April 18, 1997. On that date, the Company had 21,953,910 shares of Common Stock, par value $.01 per share, outstanding and eligible to vote, exclusive of treasury stock. Holders of record of the Company's Common Stock on the record date will be entitled to one vote for each share held on all matters properly brought before the Annual Meeting.

         The enclosed proxy is being solicited by the Board of Directors of the Company. All costs of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to use of the mails, proxies may be solicited by telephone, telecopy or personal interview by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company will, upon request, reimburse such persons for their reasonable expenses in forwarding proxy materials to beneficial owners.

         Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting, or (c) executing and delivering to the Company a later dated proxy. Written revocations and later dated proxies should be sent to PRE-PAID LEGAL SERVICES, INC., P. O. Box 145, Ada, Oklahoma 74820, Attention: Kathryn Walden, Secretary.


                              ELECTION OF DIRECTORS

         The Board of Directors consists of seven members and is divided into three classes as nearly equal in size as possible, with the term of office of one class expiring each year. The Board of Directors has nominated and proposes that Kathleen S. Pinson and Charles H. Walls, whose terms as directors expire as of the Annual Meeting, be re-elected for three-year terms as directors.

         The election of directors will require the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. All proxies received by the Board of Directors of the Company will be voted, in the absence of instructions to the contrary, FOR the re-election of Kathleen S. Pinson and Charles H. Walls to the Board of Directors.

         Should the nominees for re-election to the Board of Directors be unable to serve for any reason, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees in which event all proxies received without instructions will be voted for the election of such substitute nominees. However, to the best knowledge of the Board of Directors of the Company, the named nominees will serve if elected.

         The  following  is  certain  information  about  each  director  of the
Company:

     Name                    Age            Director Since         Term Expires
     ----                    ---            --------------         ------------
Kathleen S. Pinson           44                  1990                  1997
Charles H. Walls             65                  1993                  1997
Peter K. Grunebaum           63                  1980                  1998
Randy Harp                   41                  1990                  1998
Francis A. Tarkenton         57                  1997                  1998
Harland C. Stonecipher       58                  1976                  1999
Wilburn L. Smith             56                  1997                  1999

Kathleen S. Pinson
         Ms. Pinson was named Controller of the Company in May 1989 and has been a Vice President of the Company since June 1982. Ms. Pinson has been employed by the Company since 1979 and has been the chief accounting officer since 1982. Ms. Pinson is a Certified Public Accountant.

Charles H. Walls
         Mr. Walls was a principal and teacher in the Rattan, Oklahoma Public School system from 1980 until his retirement in May 1992. Previously, Mr. Walls served as a Senior Vice President of Paramount Life Insurance Company of Little Rock, Arkansas.

Peter K. Grunebaum
         Mr. Grunebaum is currently Managing Director of Fortrend International, an investment firm headquartered in New York, New York, a position he has held since 1989. He also serves as a director of Prime Succession, Inc.

Randy Harp
         Mr. Harp was named Chief Financial Officer in March 1990 and Chief Operating Officer in March 1996. Mr. Harp is a Certified Public Accountant.

Francis A. Tarkenton
         Mr. Tarkenton is a business consultant and a public speaker. He is also Chairman and founder of the Fran Tarkenton Small Business NETwork. He served as Chairman of the Board of Directors and Chief Executive Officer of KnowledgeWare, Inc. (computer software company) from 1986 to 1994. He is also a director of Coca Cola Enterprises, Inc. and Sterling Software, Inc. (computer software company). On April 14, 1997, the Company's Board of Directors elected Mr. Tarkenton to serve as a member of the Board of Directors.

Harland C. Stonecipher
         Mr. Stonecipher has been the Chairman of the Board of Directors of the Company since its organization in 1976. Mr. Stonecipher also served as Chief Executive Officer until March 1996 and since January 1997. Prior to 1984 and from May 1987 through January 1995, he also served as its President (except for the period from May 1989 to March 1990). Mr. Stonecipher also serves as an executive officer of various subsidiaries of the Company and as a director of Advantage Marketing Systems, Inc. Mr. Stonecipher is employed pursuant to an employment agreement which, unless sooner terminated, expires on June 30, 2003, with the Company retaining the right to extend the agreement for up to ten additional years.

Wilburn L. Smith
         Mr. Smith was named Vice President of Marketing and Agency Director in July 1990. Mr. Smith has been active in the marketing division of the Company since 1980 and served as a director of the Company from March 1993 to October 1995. On April 14, 1997, Mr. Smith was appointed by the Board of Directors as the Company's President and was elected by the Board of Directors to serve once again as a director of the Company.

Board Meetings and Committees

         The Board of Directors held five meetings during the year ended December 31, 1996. During such year all directors attended at least 75% of the meetings of the full Board and the committees on which they served.

         The Board of Directors has established an Executive Committee consisting of Messrs. Stonecipher, Harp and Grunebaum, a Stock Option Committee consisting of Messrs. Stonecipher and Grunebaum, and an Audit Committee, of which Mr. Grunebaum is presently the sole member. The Executive Committee may exercise all of the powers of the Board of Directors, except to the extent limited by law. The Stock Option Committee administered the Company's Stock Option Plan until March 1997. However, since March 1997, the Stock Option Plan has been administered by the full Board of Directors. The Audit Committee makes recommendations to the Board of Directors concerning the selection of and oversees the Company's independent auditors and reviews with the independent auditors the scope and results of the annual audit. The Audit Committee also monitors internal control policies. The Audit Committee held two meetings during 1996. The Board of Directors does not have standing nominating or compensation committees.

         No family relationships exist among executive officers and directors of the Company.

Compensation of Directors

         Directors who are also employees of the Company or its subsidiaries receive no additional compensation for their services as directors. Non-employee directors of the Company receive $500 per meeting attended. Under the Company's Stock Option Plan, each non-employee director also receives options to purchase 10,000 shares of Common Stock on March 1 of each year. These options are immediately exercisable as of the date of grant as to one-fourth of the shares covered by the options and vest in additional one-fourth increments on the following June 1st, September 1st and December 1st in the year of grant, subject to continued service by the non-employee director during such periods. Options granted to non-employee directors under the Stock Option Plan have an exercise price equal to the closing price of the Common Stock on the date of grant as quoted by the American Stock Exchange and expire five years from the date of grant.


         The Board of Directors recommends that the shareholders vote "FOR" the re-election of Ms. Pinson and Mr. Walls to the Board of Directors.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

                   Name                                 Position
                   ----                                 --------
Harland C. Stonecipher                  Chairman of the Board of Directors and
                                        Chief Executive Officer
Wilburn L. Smith                        President
Randy Harp                              Chief Operating Officer and
                                        Chief Financial Officer
Kathleen S. Pinson                      Vice President and Controller

         Each of the executive officers of the Company is also a director of the Company. For descriptions of the business background and other information concerning the executive officers, see "Election of Directors" above.


Executive Compensation

         The following table sets forth the cash compensation paid by the Company and its subsidiaries for services rendered during the twelve months ended December 31, 1996, 1995 and 1994 to the chief executive officer and to each other person serving as an executive officer of the Company as of December 31, 1996 whose cash compensation exceeded $100,000 during 1996. Such individuals are referred to herein as the "named executive officers."

                           Summary Compensation Table
                                                                                        Long Term
                                                             Annual Compensation      Compensation
                                                             -------------------      ------------

                                                                                       Securities
                                                                                       Underlying       All Other
    Name and Principal Position              Year         Salary         Bonus (1)      Options       Compensation(2)
    ---------------------------              ----         ------         ---------      -------       ---------------
Harland C. Stonecipher (3)...............    1996        $160,789       $129,293            -            $12,939
   Chairman of the Board and Chief           1995         157,755         99,107            -             13,500
   Executive  Officer                        1994         157,755        273,680            -             15,249


Jack Mildren (4).........................    1996         152,885         72,948            -                778
   Former Chief Executive Officer            1995         138,461          5,625        250,000              -
   and President

Randy Harp...............................    1996         102,461            -              -              3,975
   Chief Operating Officer and               1995         101,112            -           50,000            2,600
   Chief Financial Officer                   1994          97,161            -              -              2,400

----------------
(1) Bonus to Mr. Stonecipher consists primarily of override commissions earned by Mr. Stonecipher pursuant to his employment agreement with the Company of $75,990, $54,183, and $44,417 during 1996, 1995 and 1994, respectively, and override commissions earned by Mr. Stonecipher with respect to commissions earned by PPL Agency, Inc., a Company affiliated insurance agency, of $49,496, $44,924, and $229,263 during 1996, 1995 and 1994, respectively. The
    1994 PPL Agency commissions reflect a non-recurring payment for renewal commissions. See "Executive Compensation and Other Information-Employment Contracts and Termination of Employment and Change-in-Control Arrangements" and "Certain Relationships and Related Transactions."

    Bonus to Mr. Mildren for 1996 consisted primarily of a $25,000 performance bonus based upon the achievement by the Company of certain earnings per share goals together with commissions earned of $43,925 by Mr. Mildren pursuant to his employment agreement with the Company. See "Executive Compensation and Other Information-Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(2) All Other Compensation of Mr. Stonecipher includes $6,739, $6,958, and $8,159 for the years 1996, 1995 and 1994, respectively, relating to the time value of premiums paid pursuant to a certain split dollar life insurance agreement that provides for such premiums to be refunded to the Company upon Mr. Stonecipher's death, and also includes $6,200, $6,542, and $7,090 for the years 1996, 1995 and 1994, respectively, representing vested contributions by the Company to the Employee Stock Ownership and Thrift Plan and Trust (the "ESOP").

    All Other Compensation of Messrs. Mildren and Harp consists of vested contributions by the Company to the ESOP.

(3) Mr. Stonecipher also served as Chief Executive Officer and President until January 1995, and as Chief Executive Officer until March 1996. In February 1997, Mr. Stonecipher resumed his position as Chief Executive Officer when Mr. Mildren resigned.

(4) Mr. Mildren joined the Company as its President and a director in January 1995 and was appointed as Chief Executive Officer in March 1996. Mr. Mildren resigned as President and Chief Executive Officer and director in February 1997 at the expiration of his employment contract.

         There were no grants of stock options during the year ended December 31, 1996 to any of the named executive officers. The following table provides information with respect to each of the named executive officers who held stock options from the Company as of December 31, 1996 concerning the exercise of options during the year ended December 31, 1996 and unexercised options held as of December 31, 1996.

                    Option Exercises and Year-end Value Table

                                                 Number of Securities                 Value of
                                               Underlying Unexercised         Unexercised In-the-Money
                                                     Options at                      Options at
                                                 December 31, 1996              December 31, 1996 (1)
                                              ------------------------       ---------------------------
                    Shares
                   Acquired       Value
   Name          on Exercise    Realized (2)  Exercisable   Unexercisable   Exercisable     Unexercisable
-------------    -----------    ------------  -----------   -------------   -----------     -------------
Jack Mildren           -        $     -        250,000            -         $2,993,750            -
Randy Harp          20,000       247,500        70,000            -            807,500            -

----------------
(1) Value of unexercised in-the-money options at December 31, 1996 is calculated based on the market price per share of Common Stock of $18.25 per share on December 31, 1996 less the option exercise price.

(2) Value realized is calculated based on the market price per share of Common Stock of $12.75 on the date of exercise less the option exercise price.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

         The Company has an employment agreement with Mr. Stonecipher which commenced in January 1993, and, unless sooner terminated, expires on June 30, 2003. Under the terms of the employment agreement, Mr. Stonecipher is to receive compensation as determined by the Board of Directors but not less than $157,750 per year. In addition to his annual salary, Mr. Stonecipher also is entitled to receive a supplemental retirement benefit in the amount of $26,000 per year payable on the first day of the month following his termination of employment and annually thereafter until the earlier of his death or the date upon which ten such payments have been made. Mr. Stonecipher must meet certain minimal conditions subsequent to the termination of his employment in order to receive such payments. The Company's obligation pursuant to the employment agreement is subject to the continuation of a certain split dollar life insurance agreement between the Company and Mr. Stonecipher's wife described below. If the Company terminates the employment agreement for any reason (other than Mr. Stonecipher's death) or Mr. Stonecipher terminates the agreement for certain specified events including a change of control of the Company (as defined in the agreement), the Company is required to pay Mr. Stonecipher a lump sum payment equal to the present value (using a 3% discount rate) of the remaining salary and retirement benefits throughout the term of the contract.

         Pursuant to an agreement with the Company, Mr. Stonecipher is also entitled to an override commission, payable monthly, in an amount equal to $.025 per active membership as compensation for his efforts in assisting in the growth and development of new production for the Company and its subsidiaries. The agreement provides that the amount of the commissions shall in no event exceed $20,000 per month. The payment of such commissions to Mr. Stonecipher continues during his lifetime. The agreement requires that Mr. Stonecipher devote reasonable efforts to the generation of new membership sales for the Company. The amounts paid to Mr. Stonecipher under this agreement during the fiscal year ended December 31, 1996 are reflected in the summary compensation table set forth above. Mr. Stonecipher has deferred payments under this agreement of $51,989 at December 31, 1996. Mr. Stonecipher also receives a portion of the annualized commission revenue of PPL Agency, Inc., which is owned by Mr. Stonecipher as a nominee for the Company. See "Certain Relationships and Related Transactions." Such amounts paid to Mr. Stonecipher are also reflected in the summary compensation table set forth above.

         Commencing in January 1997, the Company implemented its "Fast Start to Success" program pursuant to which electing marketing associates may participate in Company-sponsored sales training programs, including use of an interactive video and other training aides developed by the Company. The cost to each marketing associate for participation in the program is $249. Pursuant to an agreement with the Company, Mr. Stonecipher receives a payment of $10 for each marketing associate who participates in the program.

         In July 1984, the Company entered into a life insurance arrangement with Mr. Stonecipher's wife whereby the Company agreed to pay premiums on a life insurance policy covering Mr. Stonecipher. The face amount of the policy is $600,000 and Mr. Stonecipher's wife is the owner and beneficiary. Mr.
Stonecipher's wife has an agreement with the Company whereby upon Mr. Stonecipher's death, the proceeds of the policy will be paid to the Company in an amount sufficient to reimburse premiums paid to date by the Company and any supplemental retirement payments made pursuant to his employment contract. This agreement is secured by a collateral assignment of the policy proceeds.

         Pursuant to an employment agreement which expired in February 1997, Mr. Mildren served as the Company's President and Chief Executive Officer and received a base salary of $150,000, a performance bonus of $25,000 based upon the Company's achievement of certain 1996 performance goals, and an override commission equal to $.025 per active membership for memberships written since January 1, 1995. Override commission will be paid for Mr. Mildren's life on all memberships written during his employment. Mr. Mildren resigned as President and Chief Executive Officer and director in February 1997 at the expiration of his employment contract.

Board of Director Interlocks and Insider Participation in Executive Compensation Decisions

         The Board of Directors of the Company is responsible for establishing compensation of Harland C. Stonecipher, Chairman and Chief Executive Officer of the Company. Mr. Stonecipher establishes compensation of all other executive officers. The Board of Directors does not have a standing compensation committee. Since Mr. Stonecipher's compensation for 1996 was determined pursuant to his employment agreement and other agreements with the Company approved by the Board of Directors and entered into prior to 1996, the Board of Directors did not have any deliberations during 1996 relating to Mr. Stonecipher's compensation for such year. However, in December 1996, the Board of Directors approved the Company's "Fast Start to Success" program which was implemented in January 1997 and pursuant to which Mr. Stonecipher will receive compensation as described elsewhere herein. See "Executive Compensation and Other Information -Employment Contracts and Termination of Employment and Change-in-Control Arrangements." Randy Harp and Kathleen. S. Pinson, each an executive officer and a director of the Company, participated in the deliberations of the Board of Directors with respect to Mr. Stonecipher's compensation pursuant to the "Fast Start to Success" program. Jack Mildren, a former executive officer and director of the Company, also participated in such deliberations.

Report On Executive Compensation

         As previously indicated, the Board of Directors of the Company (the "Board") is responsible for establishing compensation of the Chairman. The Chairman is responsible for establishing compensation of all other executive officers including, as applicable, the negotiation of employment contracts with executive officers. The Board does not have a standing compensation committee. The Company's compensation of executives is established to provide reasonable base salaries and other compensation in the form of cash and equity incentive compensation opportunities that are linked to performance of the Company and increases in shareholder value.

         The base salaries of Mr. Stonecipher and Mr. Mildren during 1996 were as provided in their employment agreements with the Company entered into in 1993 and 1995, respectively. The principal terms of these employment agreements are described elsewhere herein. See "Executive Compensation and Other Information - Employment Contracts and Termination of Employment and Change-in-Control Arrangements." The levels of base salary for Mr. Stonecipher and Mr. Mildren in the employment agreements were determined through negotiations with the respective executive officers and the base salaries of the other executive officers of the Company for 1996 were determined by the Chairman based upon his assessment of the respective executive officer's performance and potential contribution to the Company's financial and operational objectives.

         During 1996, Mr. Mildren received as provided in his employment agreement a bonus of $25,000 based on the achievement by the Company of earnings per share of in excess of $0.50 for 1996. The Company did not pay any discretionary bonuses to its executive officers during 1996.

         Pursuant  to his  employment  agreement,  Mr.  Stonecipher  receives an override commission of $0.025 per active membership, subject to certain limitations, and a portion of the annualized commission revenue of PPL Agency, Inc., which is owned by Mr. Stonecipher as a nominee of the Company. Pursuant to his employment agreement, Mr. Mildren received an override commission of $0.025 per active membership written since January 1, 1995, a date which approximates the date Mr. Mildren joined the Company. During 1996, Mr. Stonecipher and Mr. Mildren received $75,990 and $43,925 respectively, pursuant to these commission-based incentive compensation arrangements. These arrangements foster the goals of the Company's compensation policy by linking a significant portion of the respective executive officer's annual compensation to the level of revenues derived from active memberships, thereby creating strong financial incentives to such executive officers for the continued growth of the Company's membership base. During 1996, new membership sales increased 77% to 194,483 compared to 109,922 during 1995, and active memberships in force of 294,l5l at December 31, 1996 increased 44% compared to 203,535 memberships in force at December 31, 1995. The Company has achieved increased levels of total active memberships in force each year since 1992.

         The Company maintains a Stock Option Plan (the "Plan") pursuant to which the Board may grant options to purchase Common Stock to directors and employees of the Company, including the executive officers. The exercise price of options granted under the Plan may not be less than the fair market value per share of Common Stock on the date of grant. In authorizing option awards under the Plan to executive officers, the Board considers various factors including the recommendation of the Chairman, the relative responsibilities of the optionee, the Board's subjective evaluation of the optionee's performance, and optionee's relative equity interest in the Company in the form of stock and options. The Board did not award any stock options under the Plan to executive officers during 1996. However, the Board did grant option awards to executive officers during 1995 and considers stock options to be an important element of the Company's incentive compensation policies. The Board anticipates that additional options will be granted to certain executive officers during 1997.

         The preceding report is presented by each of the members of the Board who served as a director during 1996.

                       Harland C. Stonecipher
        Peter K. Grunebaum                  Charles H. Walls
            Randy Harp                     Kathleen S. Pinson


Shareholder Return Performance Graph

         The following graph compares the cumulative total shareholder returns of the Company's Common Stock during the five years ended December 31, 1996 with the cumulative total shareholder returns of the Russell 2000 Index and a selected peer group. The peer group consists of companies principally engaged in activities within the Standard Industrial Classification Code applicable to the activities of the Company (Insurance Carriers Not Elsewhere Classified) and includes the following companies: American Annuity Group, Inc.; E. W. Blanch Holdings, Inc.; Enhance Financial Services Group, Inc.; Financial Security Assurance Holdings LTD.; Foundation Health Systems, Inc. Class A; Hallmark Financial Services, Inc.; and Horace Mann Educators Corporation. The Company has selected this peer group primarily because there are no comparable issuers with publicly traded securities that are engaged principally in the development, underwriting and marketing of prepaid legal service plans. The comparison assumes an investment of $100 on December 31, 1991 in each of the Company's Common Stock, the Russell 2000 Index and the peer group and that any dividends were reinvested.

                Comparison of Cumulative Total Return of Company,
                        Russell 2000 Index and Peer Group


                              [GRAPH APPEARS HERE]


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                                          FISCAL YEAR ENDING
COMPANY                   1991     1992     1993      1994      1995      1996

PRE-PAID LEGAL SVCS INC    100   125.00    168.75    200.00    1037.50   1825.00
PEER GROUP                 100   127.77    123.08    128.98     168.18    200.72
BROAD MARKET               100   118.41    140.80    138.24     177.56    207.05
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                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information concerning the beneficial ownership of shares of Common Stock of the Company by each person (other than directors and executive officers of the Company) known by the Company to be the beneficial owner of more than five percent of the issued and outstanding Common Stock.

                 Security Ownership of Certain Beneficial Owners

                                                          Beneficial Ownership
                                                          --------------------
                                                           Number     Percent
                                                             of         of
    Name and Address of Beneficial Owner                   Shares      Class
--------------------------------------------------------------------------------
Thomas W. Smith
    323 Railroad Avenue
    Greenwich, CT  06830...............................  2,031,950  (1)   9.3
Thomas N. Tryforos
    323 Railroad Avenue
    Greenwich, CT  06830...............................  1,837,500  (1)   8.4
---------------------
(1) Included in the shares of Common Stock indicated as beneficially owned by Thomas W. Smith ("Smith") and Thomas N. Tryforos ("Tryforos") are 1,826,000 shares as to which they have shared voting and shared dispositive power. These shares are beneficially owned by Smith and Tryforos in their respective capacities as investment managers of certain managed accounts and are included in the respective beneficial ownership totals of both Smith and Tryforos. In addition, Smith beneficially owns 205,950 shares of Common Stock as to which he has sole voting and dispositive power and Tryforos beneficially owns 11,500 shares of Common Stock as to which he has sole voting and dispositive power. This information is based on a Schedule 13D and amendments thereto filed by Smith and Tryforos with the Securities and Exchange Commission and is as of March 12, 1997.

         The following table sets forth certain information concerning the beneficial ownership of shares of Common Stock of the Company as of April 15, 1997 by (a) each director of the Company, (b) each executive officer of the Company, and (c) all of the directors and executive officers of the Company as a group.


             Security Ownership of Directors and Executive Officers

                                                        Beneficial Ownership
                                                        --------------------
                                                         Number     Percent
                                                           of         of
    Name of Director or Executive Officer                Shares     Class (1)
--------------------------------------------------------------------------------
Harland C. Stonecipher
    321 East Main Street
    Ada, Oklahoma 74820...............................  1,333,142  (2)   6.1
Randy Harp............................................    102,034  (3)    *
Wilburn L. Smith......................................     81,329  (4)    *
Kathleen S. Pinson....................................     68,368  (5)    *
Peter K. Grunebaum....................................     68,000  (6)    *
Charles H. Walls......................................     28,500  (7)    *
Francis A. Tarkenton..................................      2,500  (8)    *
All directors and executive officers
  as a group (7 persons)..............................  1,683,873  (9)   7.6
---------------------
* Less than 1%.

(1) Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of the Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) Includes 16,045 shares owned under the ESOP as to which Mr. Stonecipher has sole voting power, but shared dispositive power and 25,000 shares issuable upon exercise of outstanding options.

(3) Includes 14,534 shares owned under the ESOP as to which Mr. Harp has sole voting power, but shared dispositive power and 62,500 shares issuable upon exercise of outstanding options.

(4) Includes 32,068 shares owned under the ESOP as to which Mr. Smith has sole voting power, but shared dispositive power.

(5) Includes 17,329 shares owned under the ESOP as to which Ms. Pinson has sole voting power, but shared dispositive power and 15,000 shares issuable upon the exercise of outstanding options. Also, includes 2,132 shares owned under the ESOP by Ms. Pinson's husband, also an employee of the Company, as to which he has sole voting power, but shared dispositive power and 766 shares issuable upon exercise of outstanding options held by Ms. Pinson's husband. Ms. Pinson disclaims beneficial ownership of shares that are owned by her husband.

(6)   Includes 25,000 shares issuable upon exercise of outstanding options.

(7)   Consists of 28,500 shares issuable upon exercise of outstanding options.

(8)   Consists of 2,500 shares issuable upon exercise of outstanding options.

(9) Includes 159,266 shares issuable upon exercise of outstanding options and 82,108 shares owned under the ESOP as to which the respective executive officers and directors have sole voting power, but shared dispositive power.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Harland C. Stonecipher, Chairman of the Board of Directors and Chief Executive Officer of the Company, owns all of the outstanding shares of PPL Agency, Inc. ("Agency") as a nominee for the Company. Any income of Agency accrues to the Company and the Company has agreed to indemnify and hold harmless Mr. Stonecipher for any personal losses as a result of his ownership of Agency.

         Agency's financial position and results of operations are included in the Company's financial statements on a consolidated basis. Agency earned commissions during 1996 and 1995 of $130,016 and $413,000, respectively, through its sales of insurance products of an unaffiliated company. Annual management fees paid to the Company in 1996 and 1995 were $72,000 for each year. Agency had net income for the years ended December 31, 1996 and 1995 of $56,206 and $599, respectively, after the payment of commissions to Mr. Stonecipher of $49,496 and $44,924, respectively.

         Wilburn L. Smith, President and a director of the Company, has a loan from the Company which was made prior to the time Mr. Smith became an executive officer and director. The largest balance of this loan during the year ended December 31, 1996 was $281,000. The outstanding balance of this loan as of December 31, 1996 was $281,000. The loan bears annual interest at the rate of 3% in excess of the prime rate, adjusted on January 1 of each year, and is secured by Mr. Smith's commissions from the Company.

         Mr. Smith owns interests ranging from 10% to 67% in corporations or partnerships not affiliated with the Company but engaged in the marketing of the Company's legal service memberships and which earn commissions from sales of memberships. These entities earned commissions, net of amounts passed through as commissions to their sales agents, during 1996 and 1995 of $54,000 and $55,000, respectively.


                COMPLIANCE WITH SECTION 16 REPORTING REQUIREMENTS

         Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose delinquent filings of reports by such persons during 1996.

          Based on a review of the copies of such reports and amendments thereto received by the Company, or written representations that no filings were required, the Company believes that, except as described below, during 1996, all
Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were met. Kathleen S. Pinson, Vice President, Controller and a director of the Company, inadvertently failed to file a required report relating to the acquisition of 5,000 shares of Common Stock pursuant to the exercise of previously reported options to purchase Common Stock. Harland C. Stonecipher also inadvertently failed to file a report pertaining to the disposition by gift of 19,000 shares of Common Stock. Appropriate filings were made upon the discovery of these filing delinquencies.


                                     VOTING

         Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. All other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

         Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominee for election as director will be counted for purposes of determining the number of shares represented by proxy at the Annual Meeting. However, because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominee will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

         Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxies.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Company engaged Deloitte & Touche LLP as its independent accountants in September 1994. Deloitte & Touche LLP served as the Company's independent accountants for the year ended December 31, 1996. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. A decision concerning the selection of the Company's independent auditors for 1997 has not yet been made. Management of the Company intends to evaluate the services and prices available from other accounting firms before making a final recommendation.


                          ANNUAL REPORT TO SHAREHOLDERS

         The Company's Annual Report to Shareholders for the year ended December 31, 1996, including audited financial statements, accompanies this Proxy Statement. The Annual Report is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.


                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

          A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Securities and Exchange Commission is available without charge to any shareholder of the Company who requests a copy in writing from the Company, Attn.: Janice Stinson, Investor Relations, P. O. Box 145, Ada, Oklahoma 74820.

                            PROPOSALS OF SHAREHOLDERS

         The Board of Directors will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. Such proposals must comply with the applicable requirements of the Securities and Exchange Commission and the Company's bylaws. Under the Company's bylaws, a notice of intent of a shareholder to bring any matter before a meeting shall be made in writing and received by the Secretary of the Company not more than 150 days and not less than 90 days in advance of the annual meeting or, in the event of a special meeting of shareholders, such notice shall be received by the Secretary of the Company not later than the close of the fifteenth day following the day on which notice of the meeting is first mailed to shareholders. Every such notice by a shareholder shall set forth: (a) the name and address of the shareholder who intends to bring up any matter; (b) a representation that the shareholder is a registered holder of the Company's voting stock and intends to appear in person or by proxy at the meeting to bring up the matter specified in the notice; (c) with respect to notice of an intent to make a nomination, a description of all understandings among the shareholder and each nominee and any other person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board of Directors of the Company; and (d) with respect to notice of an intent to bring up any other matter, a description of the matter, and any material interest of the shareholder in the matter. Notice of intent to make a nomination shall be accompanied by the written consent of each nominee to serve as a director of the Company, if elected. According to the rules of the Securities and Exchange Commission and the Company's bylaws, in order for a shareholder proposal to be included in the Company's Proxy Statement relating to the 1998 Annual Meeting of Shareholders, a written proposal complying with the requirements established by the Securities and Exchange Commission and the above requirements must be received by the Secretary of the Company at P. O. Box 145, Ada, Oklahoma 74820, no later than December 30, 1997.


                                  OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended that the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of the Board of Directors of the Company.